Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

SOVRAN SELF STORAGE, INC.

THIS IS TO CERTIFY THAT:

FIRST:  Sovran Self Storage, Inc., with its principal office in the State of Maryland and its registered agent as set forth below in ARTICLES IV and V, respectively, of these Articles of Amendment and Restatement, hereby certifies that the Articles of Incorporation of the Corporation (the “Charter”), filed with the Secretary of State on April 19, 1995, are hereby amended and restated as set forth in these Articles of Amendment and Restatement.

SECOND:  The following provisions are all the provisions of the Charter as currently in effect as hereinafter amended:

ARTICLE I

INCORPORATION

Jordan P. Karp, whose address is c/o Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, does hereby serve as incorporator and form a corporation (the “Corporation”) under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the Corporation is Sovran Self Storage, Inc.

ARTICLE III

PURPOSES

3.1General Purposes.  The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland or elsewhere, is to engage in the lawful act or activity for which corporations may be formed under the Maryland General Corporation Law, as amended from time to time (the “MGCL”).

3.2Operation as REIT.  Without limiting the generality of the foregoing purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust (as that phrase is defined in the Internal Revenue Code of 1986, as amended (the “Code”)), the purpose of the Corporation shall include engaging in the business of a real estate investment trust (“REIT”).  This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

ARTICLE IV

PRINCIPAL OFFICE ADDRESS

The address of the principal office of the Corporation in the State of Maryland is c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202.

ARTICLE V

RESIDENT AGENT

The Resident Agent of the Corporation is The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202.  Said Resident Agent is a Maryland corporation.

ARTICLE VI

BOARD OF DIRECTORS

6.1Number.  The Corporation shall have a Board of Directors initially consisting of three (3) Directors until immediately following the closing of the Initial Public Offering (as defined in Section 7.2.1 hereof), at which time the number of Directors shall be increased to seven (7).  The number of Directors may also be increased or decreased in accordance with the Bylaws of the Corporation, but shall not be less than the number required by Section 2-402 of the MGCL.  Following the Initial Public Offering (as defined in Section 7.2.1 hereof), the Corporation shall have at all times at least a majority of Directors who are independent (the “Independent Directors”).  For purposes of this Article VI, a person shall qualify as an Independent Director if such person is not (i) an officer of employee of the Corporation, or (ii) an “affiliate” of the Corporation or an officer or employee of the Corporation.  For purposes of this Article VI, the term affiliate shall have the same meaning as set forth in Rule 405 of the Securities Act of 1933.  The following individuals shall act as Directors until the first annual meeting of the stockholders of the Corporation or until their successors are duly elected and qualified:

Robert J. Attea
Kenneth F. Myszka
Charles E. Lannon

6.2Election; Removal.  Commencing with the 1996 annual meeting of stockholders, the Directors elected at each annual meeting of stockholders shall hold office for a term of one year and until their successors are duly elected and qualified.  Directors may resign at any time as specified in the Bylaws.  The stockholders may, at any time, remove any Director, but only for cause and only at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders or not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors; provided, however, that in the case of any Director elected solely by holders of a series of preferred stock, such Director may be removed, with cause, only by the affirmative vote of two-thirds of the preferred stock of that series then outstanding and entitled to vote in an election of Directors, voting as a single class.  For purposes of this Section 6.2 and the Bylaws of the Corporation, “cause” shall mean that the Director has (a) acted with gross negligence or willful misconduct in connection with the performance of his material duties hereunder; (b) acted against the best interests of the Corporation, which act has had a material and adverse impact on the financial affairs of the Corporation; or (c) been convicted of a felony or committed a material at of common law fraud against the Corporation or its employees and such act or conviction has or will have a material adverse effect on the interests of the Corporation.

6.3Vacancies.  Vacancies occurring by resignation, removal or enlargement of the Board of Directors or otherwise shall be filled as specified in the Bylaws.

6.4Authority.  Subject to the express limitations herein or in the Bylaws, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. This Charter shall be construed with a presumption in favor of the grant of power and authority to the Directors.

ARTICLE VII

AUTHORIZED CAPITAL STOCK; RIGHTS AND

PREFERENCES; ISSUANCE OF STOCK

7.1Authorized Capital Stock.  The total number of shares of capital stock which the Corporation has authority to issue (the “Shares”) is 110 million (110,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Shares”) and (ii) one hundred million (100,000,000) shares of common stock, par value $.01 per share (“Common Shares”).  The Common Shares and Preferred Shares are collectively referred to herein as the “Equity Shares.”  The aggregate par value of all classes of stock the Corporation shall have authority to issue is $1,100,000.

7.2REIT-Related Restrictions and Limitations on the Equity Shares of the Corporation

Subsequent to the date of the Initial Public Offering (as hereinafter defined) and until the “Restriction Termination Date,” as defined below, all Equity Shares of the Corporation shall be subject to the following restrictions and limitations intended to preserve the Corporation’s status as a REIT:

7.2.1Definitions.  The following terms shall have the following meanings:

“Acquire” shall mean the acquisition of Beneficial or Constructive Ownership of Equity Shares, whether by a Transfer, Non-Transfer Event or by any other means, including, without limitation, acquisition pursuant to the exercise of Acquisition Rights or any other option, warrant, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner, as defined below.

“Beneficial Ownership” shall mean ownership of Equity Shares by a person who would be treated as an owner of Equity Shares either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise).  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean, with respect to any Share Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Share Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 7.4.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

“Constructive Ownership” shall mean ownership of Equity Shares by a person who would be treated as an owner of such Equity Shares either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructively Own,” “Constructively Owned” and “Constructive Owner” shall have the correlative meanings.

“Initial Public Offering” shall mean the closing of the first sale of Common Shares by the Corporation in an underwritten public offering pursuant to an effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date.  The “Closing Price” on any day shall mean the last reported sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, of the class of Equity Shares of the Corporation, or, if not then listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not then listed or admitted to trading on any national securities exchange, the last quoted prices, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares as selected in good faith by the Board of Directors of the Corporation.  “Trading Day” shall mean a day on which the principal national securities exchange on which such Equity Shares are listed or admitted to trading is open for the transaction of business, or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit (or would cause the Corporation to fail to qualify as a REIT), including, without limitation, a change in the capital structure of the Corporation.

“Ownership Limit” shall mean 9.8% of the aggregate value of all outstanding Equity Shares; provided, however, with respect to any entity, the ownership of whose Equity Shares is attributable to the owners of such entity under Sections 544 and 856(h) of the Code and which will be “looked through” for the purposes of applying Section 856(a)(6) and (h) of the Code, the Ownership Limit shall mean 15% of the aggregate value of all outstanding Equity Shares.

“Partnership” shall mean Sovran Acquisition Limited Partnership, a Delaware limited partnership and any successor thereto.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 7.4.5 hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company or partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)17 of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter who participates in the Initial Public Offering or (ii) an underwriter who participates in any public offering of Equity Shares and/or securities convertible into or exchangeable for Equity Shares subsequent to the Initial Public Offering (a “Secondary Offering”) for a period of sixty (60) days following the purchase by such underwriter of the Equity Shares and/or securities convertible into or exchangeable for Equity Shares in such Secondary Offering.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Shares-in-Trust as defined below in Section 7.4 hereof, the purported beneficial transferee for whom the Purported Record Transferee would have Acquired Equity Shares of the Corporation if such Transfer had been valid under Section 7.7.2 hereof.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Shares-in-Trust, the Person who would have been the record holder of the Equity Shares of the Corporation if such Transfer had been valid under Section 7.2.2 hereof.

“REIT” shall mean a real estate investment trust under Section 856 et. seq. of the Code.

“Restriction Termination Date” shall mean the first day after the day of the initial Public Offering on which the Corporation determines pursuant to Section 7.2.8 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Share Trust” shall mean any separate trust created pursuant to Section 7.4.1 hereof and administered in accordance with the terms of Section 7.4 hereof, for the exclusive benefit of any Beneficiary.

“Shares-in-Trust” shall mean any Equity Shares designated Shares-in-Trust pursuant to Section 7.4.1 hereof.

“Share Trustee” shall mean the trustee of the Share Trust, which is selected by the Corporation but not affiliated with the Corporation, the Partnership or the Beneficiary, and any successor trustee appointed by the Corporation.

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares (including without limitation (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Equity Shares, or the right to vote or receive dividends on Equity Shares), whether voluntary or involuntary, whether of record of beneficially and whether by operation of law or otherwise.  “Transfer” (as a verb) shall have a correlative meaning.

7.2.2Ownership Limitation and Transfer Restrictions.

(i)Except as provided in Section 7.2.6 hereof, from and after the date of the Initial Public Offering and prior to the Restriction Termination Date:  (w) no Person shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit; (x) no Person shall Acquire Equity Shares if, as a result of such acquisition, the Equity Shares would be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code); (y) no Person shall Acquire Equity Shares or any interest therein if, as a result of such acquisition, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code or would otherwise fail to qualify as a REIT, as the case may be; and (z) no Person shall Acquire Equity Shares or any interest therein if, as a result of such acquisition, the Corporation would Constructively Own 10% or more of the ownership interest in a tenant of the Corporation’s or the Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or would otherwise fail to qualify as a REIT, as the case may be.

(ii)Any Transfer that would result in a violation of the restrictions in Section 7.2.2(i) above shall be void ab initio as to the purported Transfer of such number of Equity Shares that would cause the violation of the applicable restriction in Section 7.2.2(i), and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such Equity Shares.

7.2.3Automatic Transfer to Share Trust.

(i)If, notwithstanding the other provisions contained in this Article VII, at any time from and after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, the, except as otherwise provided in Section 7.2.6 hereof, (x) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Purported Record Transferee (and Purported Beneficial Transferee, if different) to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share), (y) such number of Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.4.1 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with Section 7.4.1 hereof and (z) such Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall submit such number of Equity Shares to the Share Trust for registration in the name of the Share Trustee.  Any Purported Record Transferee (and Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Person to own Equity Shares in excess of the Ownership Limit.  Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(ii)If, notwithstanding the other provisions contained in this Article VII, at any time from and after the date of the Initial Public Offering and  prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or the Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or (iv) cause the Corporation to otherwise fail to qualify as a REIT, as the case may be, then (x) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such Purported Record Transfer (and Purported Beneficial Transferee, if different) would (A) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being “closely held” within the meaning of Section 856(b) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or the Partnership’s property, within the meaning of Section 856(d)(3)(B) of the Code, or (D) would otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, (y) such number of Equity Shares

(rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.4.1 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with Section 7.4.1 hereof and (z) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall submit such number of Equity Shares to the Share Trust for registration in the name of the Share Trustee.  Any Purported Record Transferee (and Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Person to own Equity Shares in excess of the Ownership Limit.  Such transfer to a Share Trust and the designation of Equity Shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

7.2.4Remedies for Breach.  If the Board of Directors of the Corporation or its designee shall at any time determine in good faith that a purported Transfer of Equity Shares has taken place in violation of Section 7.2.2 hereof or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Equity Shares of the Corporation in violation of Section 7.2.2 hereof, the Board of Directors of the Corporation or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; provided however, that any Transfer, attempted Transfer, acquisition or attempted acquisition in violation of Section 7.2.2(i) shall automatically result in the transfer described in Section 7.2.3 hereof, irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 7.2.6 hereof.

7.2.5Notice of Restricted Transfer.

(i)Any Person who acquires or attempts to acquire Equity Shares in violation of Section 7.2.2, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee of Equity Shares that are transferred to a Share Trust under Section 7.2.3 hereof, shall immediately give written notice to the Corporation of such event, shall submit to the Corporation such number of Equity Shares to be transferred to the Share Trust and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or such Non-Transfer Event on the Corporation’s status as REIT;

(ii)From and after the date of the Initial Public Offering and prior to the Restriction Termination Date every Beneficial Owner or Constructive Owner of more than 5% (or such other percentage, as provided in the pertinent income tax regulations promulgated under the Code) of the number or value of the outstanding Equity Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially or Constructively Owned, and a description of how such shares are held.  Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit; and

(iii)From and after the date of the Initial Public Offering and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Shares of the Corporation and each Person (including the stockholder of record) who is holding Equity Shares of the Corporation for a Beneficial Owner or Construction Owner shall provide the Corporation such information as the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance and to ensure compliance with the Ownership Limit.

7.2.6Exception.  The Board of Directors, in its sole discretion, may, but shall in no case be required to, exempt a Person (an “Exempted Holder”) from the Ownership Limit if no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of Equity Shares by the Exempted Holder, be considered to have Beneficial Ownership or Constructive Ownership of an amount of Equity Shares that will violate the restrictions contained in Section 7.2.2(i)(x), (y) and (z) hereof; provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of an amount of Equity Shares will violate the Ownership Limit and (ii) such Person agrees that any violation or attempted violation will result in such transfer to the Share Trust of Equity Shares pursuant to Section 7.2.3 hereof.  Prior to granting any exception pursuant to this Section 7.2.6, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

7.2.7Legend.  Each certificate for shares of Equity Shares shall bear substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS

A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN (1) EQUITY SHARES IN EXCESS OF 9.8% (OR 15% IN THE CASE OF AN ENTITY, THE OWNERSHIP OF WHOSE EQUITY SHARES IS ATTRIBUTABLE TO THE OWNERS OF SUCH ENTITY UNDER SECTIONS 544 AND 856(h) OF THE CODE AND WHICH WILL BE “LOOKED THROUGH” FOR THE PURPOSE OF APPLYING SECTION 856(a)(6) AND (h) OF THE CODE) OF THE AGGREGATE VALUE OF THE OUTSTANDING EQUITY SHARES (2) EQUITY SHARES THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(b) OF THE CODE, (3) EQUITY SHARES THAT WOULD RESULT IN THE EQUITY SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION) OR (4) EQUITY SHARES THAT WOULD CAUSE THE CORPORATION TO CONSTRUCTIVELY OWN 10% OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE REAL PROPERTY OF THE CORPORATION OR THE PARTNERSHIP, WITHIN THE MEANING OF SECTION 856(d)(2)(B) OF THE CODE.  WITH FURTHER RESTRICTIONS AND EXCEPTIONS SET FORTH IN THE CORPORATION’S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN EQUITY SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING.  IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS (I) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION, (II) THE EQUITY SHARES IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST.  ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION’S CHARTER HAVE THE MEANINGS DEFINED IN THE CORPORATION’S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.”

7.2.8REIT Qualifications.  The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for United State Federal income tax treatment as a REIT in accordance with the provisions of the Code applicable to a REIT and shall not take any action which could adversely affect the ability of the Corporation to qualify as a REIT.  In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided however, that if it is determined that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may terminate the Corporation’s REIT election.

7.2.9Remedies Not Limited.  Subject to Section 7.10 hereof, nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

7.2.10Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.2.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

7.2.11Severability.  If any provision of this Article VII or any application of any such provision is determined to be invalid by a federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

7.3Common Shares.

7.3.1Dividend Rights.  Subject to the provisions of Sections 7.2, 7.4 and 7.5 hereof, the holders of shares of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

7.3.2Rights Upon Liquidation.  Subject to the preferential rights of Preferred Shares, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of the assets of the Corporation available for distribution to the holders of its Common Shares as the number of shares of Common Shares held by such holder bears to the total number of Common Shares then outstanding.

7.3.3Voting Rights.  The holder of Common Shares shall be entitled to vote on all matters submitted to the holders of Common Shares for a vote, at all meetings of the stockholders, and each holder of Common Shares shall be entitled to one vote for each Common Share held by such stockholder.

7.4Shares in Trust.

7.4.1Share Trust.  Any Equity Shares transferred to a Share Trust and designated Shares-in Trust pursuant to Section 7.2.3 hereof shall be held for the exclusive benefit of the Beneficiary.  The Corporation shall name a Beneficiary and trustee of each

Share Trust within five days after discovery of the existence thereof.  Any transfer to a Share Trust, and subsequent designation of Equity Shares as Shares-in-Trust, pursuant to Section 7.2.3 hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust.  Shares-in-Trust shall remain issued and outstanding Equity Shares of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Equity Shares of the same class and series.  When transferred to the Permitted Transferee in accordance with the provisions of Section 7.4.3 hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

7.4.2Dividend Rights.  The Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such Equity Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary.  The Purported Record Transferee (or Purported Beneficial Trustee, if applicable) with respect to Shares-in-Trust shall repay to the Share Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Equity Shares designated as Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust.  The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee (or Purported Beneficial Transferee, if applicable), including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 7.2.3 hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholder thereof, shall pay over to the Share Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

7.4.3Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of (other than a dividend), the Corporation, each Trustee of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Equity Shares of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Equity Shares.  The Trustee shall distribute to the Purported Record Transferee the amounts received upon such liquidation, dissolution, winding up, or distribution; provided, however, that the Purported Record Transferee shall not be entitled to receive amounts pursuant to this Section 7.4.3 in excess of, in the case of a purported Transfer in which the Purported Record Transferee gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee paid for the Equity Shares and, in the case of a Non-Transfer Event or Transfer in which the Purported Record Transferee did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares of the Share Trust, the price per share equal to the Marker Price on the date of such Non-Transfer Event or Transfer.  Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

7.4.4Voting Rights.  The Share Trustee shall be entitled to vote all Shares-in-Trust.  Any vote by a Purported Record Transferee as a holder of Equity Shares prior to the discovery by the Corporation that the Equity Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Purported Record Transferee shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Share Trust of Equity Shares under Section 7.2.3 hereof, an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee, in its sole and absolute discretion, desires.

7.4.5Designation of Permitted Transferee.  The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust.  In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Share Trustee shall designate any Person as Permitted Transferee, provided however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in Section 7.4.7 hereof, the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Equity Shares so acquired as Shares-in-Trust under Section 7.2.3 hereof.  Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 7.4.5, the Share Trustee of a Share Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Equity Shares, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Purported Record Transferee pursuant to Section 7.4.6 hereof.

7.4.6Compensation to Record Holder of Equity Shares that Become Shares-in-Trust.  Any Purported Record Transferee shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 7.4.5 hereof) to receive from the Share Trustee upon the same or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Purported Record Transferee (or Purported Beneficial Transferee, if applicable) gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee (or Purported Beneficial Transferee, if applicable) paid for the Equity Shares, or (b) a Non-Transfer Event or Transfer in which the Purported Record Transferee (or Purported Beneficial Transferee, if applicable) did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Share Trustee of the Share Trust from the sale or other disposition of such Shares-in-Trust in accordance with Section 7.4.5 or 7.4.7 hereof.  Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Purported Record Transferee pursuant to this Section 7.4.6 shall be distributed to the Beneficiary in accordance with the provisions of Section 7.4.5 hereof.  Each Beneficiary and Purported Record Transferee (and Purported Beneficial Transferee, if different) waives any and all claims that each may have against the Share Trustee and the Share Trust arising out of the disposition of the Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 7.4, by such Share Trustee or the Corporation.

7.4.7Purchase Right in Shares-in-Trust.  Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date of the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 7.2.5 hereof.

7.5Preferred Shares.  The Board of Directors may issue the Preferred Shares in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

7.6Classification of Shares.  The Board of Directors may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications, and terms and conditions of redemption of those Shares, including, but not limited to, the reclassification of unissued shares of Common Shares to shares of Preferred Shares or unissued shares of Preferred Shares to shares of Common Shares or the issuance of any rights plan or similar plan.

7.7Issuance of Shares.  The Board of Directors may authorize the issuance from time to time of Shares of any class, whether now or hereafter authorized, or securities or rights convertible into Shares, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation and the MGCL, and without any action by the stockholders.

7.8Dividends or Distributions.  Subject to the requirements of the MGCL, the Board of Directors may from time to time declare and pay to stockholders such dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in their discretion shall determine.

7.9Preemptive Rights.  No holder of any Shares or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive rights to subscribe for or purchase any Shares or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and any Shares or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors’ sole discretion, be offered to the holders of any class, series or type of Shares or other securities at the time outstanding to the exclusive of holders of any or all other classes, series or types of Shares or other securities at the time outstanding.

7.10Settlement.  Nothing in this Article VII shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq National Market System.  Despite the fact that settlement of any transaction is permitted, any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

7.11Limited Liability.  Notwithstanding the foregoing, no director or officer of the Corporation shall be liable to the Corporation for any damages, costs or expenses arising from any dividend or other distribution paid by the Corporation to a Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by such director or officer that such Purported Record Transferee or Purported Beneficial Transferee was not entitled to receive such dividend or distribution by virtue of the provisions of Section 7.4.2, and no corporate action authorized by the stockholders of the Corporation prior to the discovery that a Purported Record Transferee or Purported Beneficial Transferee is not entitled to vote Equity Shares shall be void or voidable as a result of the inclusion of the vote of such Purported Record Transferee or Purported Beneficial Transferee in approving a Corporation action or on determining the presence of a quorum prior to the discovery that such Purported Record Transferee or Purported Beneficial Transferee was not entitled to vote by virtue of the provisions of Section 7.4.4.

ARTICLE VIII

CONFLICTS OF INTEREST

Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any Director or officer may be a director or officer or in which any Director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contact or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors, or the committee thereof that approved such contract or transaction, and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested Director, officer or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation.  Any Director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such a director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

ARTICLE IX

LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1Limitation of Director and Officer Liability.  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages.  Neither the amendment nor repeal of this Section 9.1, nor the adoption or amendment of any other provision of this Charter inconsistent with this Section 9.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred, in whole or in part, prior to such amendment, repeal or adoption.

9.2Indemnification.  The Corporation shall indemnify (i) its Directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by Maryland statutory or decisional law, now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by Maryland laws, and (ii) other employees and agents of the Corporation whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Directors or the Bylaws and as permitted by law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Directors may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of this Charter or repeal of any of the provisions herein shall limit or eliminate (i) the right of indemnification provided hereunder with respect to acts or omissions occurring, in whole or in part, prior to such amendment or repeal, or (ii) the rights granted under indemnification agreements entered into by the Corporation and its Directors, officers, agents and employees.

ARTICLE X

MISCELLANEOUS

10.1Stockholder Proposals.  For any stockholder proposal to be presented in connection with an annual meeting of stockholders, including any proposal relating to the nomination of a Director, stockholders must give timely written notice thereof to the Corporation in the manner and containing the information required by the Bylaws.  Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by the MGCL.

10.2Amendment of Bylaws.  The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws.

10.3Provisions in Conflict with Law or Regulations.

(a)The provisions of this Charter are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Charter, even without any amendment of this Charter; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of this Charter or render invalid or improper any action taken or omitted prior to such determination.  No Director shall be liable for making or failing to make such a determination.

(b)If any provision of this Charter or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of this Charter shall not be affected.  Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.  Moreover, if the foregoing transfer restrictions regarding Shares - In Trust set forth in Article VII hereof are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or issuee of any Shares may be deemed, at the option of the Board of Directors, to have acted as an agent on behalf of the Company in acquiring any Equity Shares that would otherwise result in the issuance of Shares In Trust and to hold such Equity Shares on behalf of the Company.

ARTICLE XI

DURATION

The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf and attested to by its Secretary on this 25th day of May, 1995.

SOVRAN SELF STORAGE, INC.

By:	/s/ Kenneth F. Myszka
Name:	Kenneth F. Myszka
Title:	President

ATTEST:

By:	/s/ David L. Rogers
Name:	David L. Rogers
Title:	Secretary

The undersigned President acknowledges the foregoing Articles of Amendment and Restatement to be the act of Sovran Self Storage, Inc. and as to all matters or facts to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SOVRAN SELF STORAGE, INC.

By:	/s/ Kenneth F. Myszka
Name:	Kenneth F. Myszka
Title:	President

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